EXHIBIT 99.1

                     TRANSNET REPORTS SECOND QUARTER RESULTS

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, February 12, 2004 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IT sales and service company, today announced results for the second quarter of fiscal 2004 ended December 31, 2003. For the second quarter, the Corporation reported earnings of $343 or $0.00 per diluted share, compared to net loss of $190,898, or $0.04 per diluted share, for the second quarter of fiscal 2003. Revenue was $7,386,691 as compared to $7,617,621 in the same period last year.

For the six months ended December 31, 2003, the Corporation reported earnings of $34,333 or $0.01 per diluted share, on revenue of $17,020,922. This compares to a net loss of $152, 989, or $0.03 per diluted share, on revenue of $17,466,053 for the same period of fiscal 2002.

Steven J. Wilk, President, said, "Despite continuing challenges in the national economy during the December quarter, particularly pertaining to IT spending, TransNet Corporation held its own and reported a profit for the quarter. Because our clients' IT spending continued as cautious during the last months of their respective fiscal years, TransNet accordingly placed greater emphasis on our utilization rates and selling and administrative costs. As a result, we reported a modest profit for the quarter in comparison a loss for the same quarter last year, despite the fact that for the quarter ended December 31, 2003 we reported revenue of $7,386,691 as compared to $7,617,621 for the same quarter last year. Going into 2004, many clients are showing interest in new and exciting areas such as IP telephony and security, areas that we have already targeted as new avenues of profitability for our company. In addition, we continue to work in tandem with several manufacturers of these products, and continue to act as their subcontractor and trusted advisor. We believe that partnering with these suppliers will be a critical growth area for us in the future, and believe that these manufacturers will rely on those vendors, such as TransNet, that demonstrate "best in class" capabilities and superior levels of client satisfaction. In light of statements regarding projected increases in IT spending for the new year, TransNet Corporation remains cautious, and will endeavor to invest only in areas that provide prompt returns on investment to our shareholders.

"We continue to target a specifically focused group of clients. We presently provide services to the pharmaceutical, drug distribution, personal care products, finance, and communication industries. In addition, we continue to provide a wide array of design and implementation services to educational institutions, which include K-12 and institutions of higher learning in New Jersey, Pennsylvania, and New York."

ABOUT TRANSNET

TransNet Corporation is a leading IT support organization for corporate and educational clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions.


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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      -------------------------------------
                                   (unaudited)

                                                                Three Months Ended December 31,
                                                                 2003                   2002
                                                            -----------------------------------
Revenues                                                    $    7,386,691          $  7,617,621
Pre-Tax Earnings                                                       343              (215,822)
Provision for Income Tax                                                --               (24,924)
Earnings                                                               343              (190,898)
Basic Net Income Per Common Share                                     0.00                 (0.04)
Diluted Net Income Per Common Share                                   0.00                 (0.04)
Weighted Average Common Shares Outstanding:  Basic               4,774,804             4,774,804
Weighted Average Common Shares Outstanding:  Diluted             4,923,646             4,839,084


                                                                Six Months Ended December 31,
                                                                 2003                   2002
                                                            ------------------------------------
Revenues                                                    $   17,020,922      $  17,466,053
Pre-Tax Earnings                                                    34,333           (152.989)
Provision for Income Tax                                                --                 --
Earnings                                                            34,333           (152,989)
Basic Net Income Per Common Share                                     0.01              (0.03)
Diluted Net Income Per Common Share                                   0.01              (0.03)
Weighted Average Common Shares Outstanding:  Basic               4,774,804          4,774,804
Weighted Average Common Shares Outstanding:  Diluted             4,912,276          4,884,547




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